EXHIBIT 99 (2)

                        NIAGARA MOHAWK REACHES AGREEMENT
                              TO SELL COAL STATIONS


     SYRACUSE, Dec. 23 -- Niagara Mohawk Power Corp. (NYSE: NMK) today announced an agreement to sell its Huntley and Dunkirk coal-fired electric generating stations to NRG Energy, Inc. for $355 million. The coal stations have a book value of approximately $370 million and a combined capacity of 1,360 megawatts.

NRG  Energy, a wholly owned subsidiary of Northern States Power Company (NYSE:
NSP), is a leading independent power producer specializing in the development, construction, operation, maintenance and ownership of power plants. NRG is headquartered in Minneapolis and is one of the fastest growing generation companies in the world.

Under a transition power contract in place through June 2003, Niagara Mohawk will purchase electricity from NRG at prices consistent with those negotiated in its POWERCHOICE regulatory agreement.

The Huntley Station, located in the Town of Tonawanda just north of the City of Buffalo, consists of six coal-fired units with a total capacity of 760 megawatts. The two oldest Huntley units, Units #63 and #64, with a combined capacity of 180 megawatts and a book value of approximately $23 million (of the $370 million total book value), were placed into commercial operation in 1942 and 1948 respectively. As part of the agreement, NRG will retire or re-power these two units, providing environmental benefits through reduced emissions. The four remaining Huntley units have a combined capacity of 580 megawatts.

The Dunkirk Station is located on the shores of Lake Erie in Dunkirk, N.Y., and consists of four coal-fired units with a total capacity of 600 megawatts.

"We believe we've received good value for our coal stations through the competitive auction process," said William E. Davis, Niagara Mohawk's chairman and chief executive officer. "For the past 45 years the Huntley and Dunkirk stations have been an important part of Niagara Mohawk's commitment to deliver safe and reliable power to our customers. We're pleased that NRG is the successful bidder. Their commitment to invest in the competitive electric generation business should provide a good future for these coal stations. We're also pleased with the environmental benefits that will be created by NRG's commitment to retire or re-power the two oldest Huntley units."

The sale is subject to approval by the New York Public Service Commission and various federal agencies. Niagara Mohawk expects to complete the transaction by the middle of 1999.

"With the sale of the coal stations, we've now completed the sale of the two largest components of our fossil and hydroelectric generating portfolio," Davis said. "In total, we've signed agreements to sell 2,021 megawatts of capacity for $780 million, or $386 per kilowatt of installed capacity. This price represents a 25 percent premium to their total book value of approximately $620 million. The proceeds from the sale will be used to accelerate the retirement of debt consistent with our plan to create value for our shareholders."

Niagara Mohawk continues to pursue the sale of its oil and gas-fired plants in Albany and Oswego and hopes to be in a position to announce the winning bidder or bidders early in 1999. Divestiture of Niagara Mohawk's fossil-fueled and hydroelectric generating facilities is one of the major elements of the company's POWERCHOICE plan to reduce prices and promote competition.

Investment bankers Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities are serving as Niagara Mohawk's financial advisors for the generation asset sale.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.